CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus dated December 31, 2024, and included in Post-Effective Amendment No. 52 to the Registration Statement (Form N-1A, File No. 333-129005) of Pioneer Series Trust V (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated October 30, 2023 with respect to the financial statements and financial highlights of Pioneer Global Sustainable Equity Fund and Pioneer High Income Municipal Fund, included in the Annual Reports to Shareholders (Form N-CSR) for the year ended August 31, 2023 into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 20, 2024